Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-197578, No. 333-182819, No. 333-59856 and No. 333-04893) pertaining to the Amended and Restated 2012 Incentive Compensation Plan, the 2000 stock option plan and the 1995 stock option plan of our report dated March 17, 2017, on the consolidated financial statements of Wireless Telecom Group, Inc. as of and for the years ended December 31, 2016 and 2015.

/s/ PKF O’Connor Davies, LLP

March 17, 2017

New York, NY